AFLAC Incorporated Form 10-K

EXHIBIT 21

AFLAC INCORPORATED

SUBSIDIARIES

     The following list sets forth the subsidiaries of AFLAC Incorporated:

Company	Jurisdiction

AFLAC Insurance Service Company, Ltd.	Japan
AFLAC Payment Service Company, Ltd.	Japan
aflacdirect.com, Ltd.	Japan
AFLAC International, Incorporated	Georgia
AFLAC Information Technology, Incorporated	Georgia
American Family Life Assurance Company of Columbus (AFLAC)	Nebraska
American Family Life Assurance Company of New York	New York
Communicorp, Incorporated	Georgia

     The above subsidiaries are 100% directly owned by AFLAC Incorporated, except:

-American Family Life Assurance Company of New York is 100% directly owned by AFLAC.

-AFLAC Insurance Service Company, Ltd. and AFLAC Payment Service Company, Ltd. are 100% directly owned by AFLAC International, Incorporated.

-aflacdirect.com, Ltd. is 78% owned by AFLAC International, Incorporated, the remaining 22% is held by a non-affiliated party.

EXH 21-1